ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated January 7, 2013

  Media Release: January 7, 2013

  UBS DECLARES COUPON PAYMENTS ON ELEVEN ETRACS EXCHANGE-TRADED NOTES

      MLPI: linked to the Alerian MLP Infrastructure Index

      MLPL: linked to the Alerian MLP Infrastructure Index

      MLPG: linked to the Alerian Natural Gas MLP Index

      MLPW: linked to the Wells Fargo Master Limited Partnership Index

      BDCS: linked to the Wells Fargo Business Development Company Index

      BDCL: linked to the Wells Fargo Business Development Company Index

      RWXL: linked to the Dow Jones Global ex-U.S. Select Real Estate Securities Index

      DVYL: linked to the Dow Jones U.S. Select Dividend Index

      SDYL: linked to the S&P High Yield Dividend Aristocrats Index

      MORL: linked to the Market Vectors Global Mortgage REITs Index

      ONN: linked to the Fisher-Gartman Risk Index

New York, January 7, 2013 – Today, UBS announced coupon payments for eleven ETRACS exchange-traded notes (the “ETNs”) all traded on the NYSE Arca. The relevant coupon information is provided in the table below:

NYSE Ticker	ETN Name	Valuation Date	Ex- Date	Record Date	Payment Date	Coupon Amount	Payment Schedule	Current Yield (annualized)*

MLPI	ETRACS Alerian MLP Infrastructure ETN	12/30/12	1//10/13	1/14/13	1/23/13	$0.4340	Quarterly	5.43%

MLPL	ETRACS 2x Monthly Leveraged Long Alerian MLP Infrastructure ETN	12/30/12	1//10/13	1/14/13	1/23/13	$1.1436	Quarterly	12.28%

MLPG	ETRACS Alerian Natural Gas MLP Index ETN	12/30/12	1//10/13	1/14/13	1/23/13	$0.4433	Quarterly	6.30%

MLPW	ETRACS Wells Fargo MLP ETN	12/30/12	1//10/13	1/14/13	1/23/13	$0.3732	Quarterly	5.47%

BDCS	ETRACS Wells Fargo Business Development Company ETN	12/30/12	1//10/13	1/14/13	1/23/13	$0.4706	Quarterly	7.63%

BDCL	ETRACS 2x Leveraged Long Wells Fargo Business Development Company ETN	12/30/12	1//10/13	1/14/13	1/23/13	$0.9859	Quarterly	15.65%

RWXL	ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN	12/30/12	1//10/13	1/14/13	1/23/13	$0.1409	Monthly	5.19%

DVYL	ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN	12/30/12	1//10/13	1/14/13	1/23/13	$0.1867	Monthly	8.22%

SDYL	Monthly Pay 2xLeveraged S&P Dividend ETN	12/30/12	1//10/13	1/14/13	1/23/13	$0.2632	Monthly	11.08%

MORL	ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN	12/30/12	1//10/13	1/14/13	1/23/13	$1.3195	Monthly	65.67%*

ONN	ETRACS Fisher-Gartman Risk On ETN	12/30/12	1//10/13	1/14/13	1/23/13	$0.2751	Annual	0.99%

Important Details Regarding Coupon Information

“Current Yield” for each ETN equals the current Coupon Amount annualized and divided by the closing price of the ETN on its current Coupon Valuation Date, or, if the closing price is not available on that date, then the previous available closing price, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the ETNs. You are not guaranteed any coupon or distribution amount under the ETNs.

Note: RWXL, DVYL, SDYL and MORL pay a variable monthly coupon linked to 2 times the cash distributions, if any, on the respective underlying index constituents, less withholding taxes, if any. Variations in the amount of monthly distributions will lead to large variations in the Current Yield as calculated above. As such, the Current Yield for each is not indicative of future coupon payments, if any, on these ETNs.

* Due to the very large number of underlying index constituents for which ex-dates occurred in December, MORL’s annualized Current Yield of 65.67% is much larger than what an investor can expect to earn over a 12-month period. Accordingly, the Current Yield listed above is not indicative of future coupon payments, if any, on MORL.

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

ETRACS ETNs (“ETRACS ETNs”) are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

—	Access to asset classes with historically low correlations to more traditional asset classes
—	Convenience of an exchange-traded security
—	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. Investors are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement, or product supplement and pricing supplement,, as applicable, for the ETRACS ETN.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by the applicable prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the applicable prospectus supplement, or product supplement and pricing supplement, by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC.

Alerian MLP Index, Alerian MLP Total Return Index, Alerian MLP Infrastructure Index, Alerian MLP Infrastructure Total Return Index, Alerian Natural Gas MLP Index, Alerian Natural Gas MLP Total Return Index, AMZ, AMZX, AMZI, and ANGI are trademarks of Alerian and their use is granted under a license from Alerian. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, Wells Fargo Business Development Company Index and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. The ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index are not issued, guaranteed, sponsored, or advised by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index or ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index or ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index or ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, ETRACS WELLS FARGO MLP INDEX, OR ETRACS 2XLEVERAGED LONG WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Neither the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN nor the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN are sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates. Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN, the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN or any member of the public regarding the advisability of trading in the Product(s). Dow Jones’, CME’s and their respective affiliates’ only relationship to the Licensee is the licensing of certain trademarks and trade names of Dow Jones, the Dow Jones Global ex-U.S. Select Real Estate Securities Index, and the Dow Jones U.S. Select Dividend Index which are determined, composed and calculated by CME without regard to UBS AG, the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. Dow Jones and CME have no obligation to take the needs of UBS AG or the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN into consideration in determining, composing or calculating “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM” or the “Dow Jones U.S. Select Dividend IndexSM”. Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN to be sold or in the determination or calculation of the equation by which the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN currently being issued by UBS AG, but which may be similar to and competitive with the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM or the Dow Jones U.S. Select Dividend IndexSM. It is possible that this trading activity will affect the value of the Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM, the Dow Jones U.S. Select Dividend IndexSM, the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN, or the ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEXSM, THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE ETRACS MONTHLY PAY 2XLEVERAGED DOW JONES INTERNATIONAL REAL ESTATE ETN, THE ETRACS MONTHLY PAY 2XLEVERAGED DOW JONES SELECT DIVIDEND INDEX ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEX THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEXSM, THE DOW JONES U.S. SELECT DIVIDEND INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND UBS AG, OTHER THAN THE LICENSORS OF CME.

Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and UBS AG have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P High Yield Dividend Aristocrats® Index, in connection with securities, including the ETNs. The S&P High Yield Dividend Aristocrats® Index is owned and published by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P High Yield Dividend Aristocrats® Index to track general stock market performance. S&P’s and its third party licensor’s only relationship to UBS AG is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P High Yield Dividend Aristocrats® Index which is determined, composed and calculated by S&P or its third party licensors without regard to UBS AG or the ETNs. S&P and its third party licensors have no obligation to take the needs of UBS AG or the owners of the ETNs into consideration in determining, composing or calculating the S&P High Yield Dividend Aristocrats® Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the ETNs. NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P HIGH YIELD DIVIDEND ARISTOCRATS® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P HIGH YIELD DIVIDEND ARISTOCRATS® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN (“ETN”) is not sponsored, endorsed, sold or promoted by Market Vectors Index Solutions GmbH (“Licensor”) and Licensor makes no representation or warranty, express or implied, to the owners of the ETN or any member of the public regarding the advisability of investing in securities generally or in the ETN particularly or the ability of the Market Vectors® Global Mortgage REITs Index to track the performance of the mortgage REIT market.

Market Vectors® Global Mortgage REITs Index (the “Index”) is the exclusive property of Market Vectors Index Solutions GmbH, which has contracted with Structured Solutions AG to maintain and calculate the Index. Structured Solutions AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Market Vectors Index Solutions GmbH, Structured Solutions AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the financial instrument. The ETN is not sponsored, promoted, sold or supported in any other manner by Structured Solutions AG nor does Structured Solutions AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. Neither publication of the Index by Structured Solutions AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the financial instrument constitutes a recommendation by Structured Solutions AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Structured Solutions AG with regard to any investment in this financial instrument. Structured Solutions AG is not responsible for fulfilling the legal requirements concerning the accuracy and completeness of the financial instrument’s prospectus.

The ETN is not sponsored, endorsed, sold or promoted by Van Eck Associates Corporation (“Van Eck”). Van Eck makes no representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this Informational Material, or the advisability of investing in securities or financial instruments, or in the ETN.

VAN ECK AND ITS AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OF ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS, AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF, ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ETN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL VAN ECK OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The ETRACS Fisher-Gartman Risk On ETN is not issued, guaranteed, sponsored, endorsed, sold or promoted by MBF Index Holdings, LLC (the “Index Sponsor”) or their subsidiaries and affiliates. MBF Index Holdings, LLC makes no representation or warranty, express or implied, to investors in the ETRACS Fisher-Gartman Risk On ETN or any member of the public regarding the advisability of investing in ETNs generally or in the ETRACS Fisher Gartman Risk On ETN particularly or the ability of any data supplied by MBF Index Holdings, LLC or any Index to track financial instruments comprising the Index or any trading market. MBF Index Holdings, LLC’s only relationship to UBS is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of MBF Index Holdings, LLC and of the data supplied by MBF Index Holdings, LLC that is determined, composed, compiled and calculated by MBF Index Holdings, LLC or a third party index calculator, without regard to the ETRACS Fisher-Gartman Risk On ETN. MBF Index Holdings, LLC has no obligation to take into consideration the ETRACS Fisher-Gartman Risk On ETN or investors in the ETRACS Fisher-Gartman Risk On ETN when determining, composing, compiling or calculating the data. MBF Index Holdings, LLC has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading (including but not limited to the timeliness, sequence, accuracy, completeness or currentness of the ETRACS Fisher-Gartman Risk On ETN) or redemption or settlement by the issuer or otherwise of the ETRACS Fisher-Gartman Risk On ETN.

MBF INDEX HOLDINGS, LLC DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. MBF INDEX HOLDINGS, LLC MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE INDEX OR OF THE DATA SUPPLIED BY MBF INDEX HOLDINGS, LLC OR ANY DATA INCLUDED THEREIN. MBF INDEX HOLDINGS, LLC MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY MBF INDEX HOLDINGS, LLC OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MBF INDEX HOLDINGS, LLC HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY LOSS OR DAMAGE INCLUDING BUT NOT LIMITED TO ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF BUSINESS REVENUES OR LOST PROFITS), WHETHER IN CONTRACT, TORT OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2013. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. The “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM” and the “Dow Jones U.S. Select Dividend IndexSM” are products of Dow Jones Indexes and marketing names and licensed trademarks of CME Indexes, and have been licensed for use. “Dow

Jones®”, “Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM”,“Dow Jones U.S. Select Dividend IndexSM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and have been licensed for use for certain purposes by UBS AG. “S&P®”, “Standard & Poor’s®”, “S&P 500®”, “S&P 500® Dividend Aristocrats®” and “Dividend Aristocrats®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities. “MBF Index Holdings, LLC”, “The Fisher-Gartman Risk Index”, “The Fisher-Gartman Equity Subindex” and “The Fisher-Gartman Sovereign Bond Subindex” are trademarks of MBF Index Holdings, LLC and have been licensed for use by UBS AG. Other marks may be trademarks of their respective owners. All rights reserved.

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Notes to Editors

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